Exhibit 99.1

Aceto Corporation
One Hollow Lane
Lake Success, New York 11042-1215

“Enabling Quality Worldwide”	NEWS RELEASE

FOR IMMEDIATE RELEASE

Aceto Announces Fiscal 2009 Fourth Quarter Results of Operations

LAKE SUCCESS, NY – September 11, 2009 – Aceto Corporation (NASDAQ:ACET), a global leader in the sourcing, quality assurance, regulatory support, marketing and distribution of chemically derived pharmaceuticals, biopharmaceuticals, specialty chemicals and crop protection products, today announced results of operations for its fiscal 2009 fourth quarter and year ended June 30, 2009.

Net sales for the fiscal 2009 fourth quarter were $74.8 million, a decrease of 28.6% from the all time record quarterly sales of $104.7 million we reported in the year ago quarter. Gross profit decreased 51.8% to $11.7 million in the 2009 fiscal quarter compared to $24.2 million in the 2008 quarter. SG&A expenses decreased 14.8% to $10.7 million in the 2009 quarter compared to $12.5 million in the year ago comparable quarter. Net income decreased 86.8% to $1.1 million, or $0.04 per diluted share, compared to $8.0 million or $0.32 per diluted share in the 2008 quarter.

Net sales for the year ended June 30, 2009 were $322.6 million, a 10.3% decrease from the record annual sales of $359.6 million that we reported for fiscal 2008. Gross profit for fiscal 2009 was $55.6 million, a decrease of 17.4% from $67.3 million in fiscal 2008. Net income was $8.6 million or $0.35 per diluted share for year ended June 30, 2009, compared to $13.5 million, or $0.54 per diluted share in the fiscal 2008 comparable period.

Leonard S. Schwartz, Chairman and CEO of Aceto stated, “We are not satisfied with the current earnings that we have reported this morning, irrespective of the very difficult market conditions that we continue to find ourselves operating in. The challenge we face is how to best navigate these difficult economic times and position ourselves in a way to take advantage of a recovery that will eventually take place.”

“We believe in this type of economic environment, it is imperative to maintain a safe and strong balance sheet, one that allows us to continue to execute our existing core business and also take advantage of market opportunities that might present themselves for us to increase market share. A cash position of almost $58 million and no long-term debt clearly demonstrates the strength of our balance sheet. We are committed to continue to effectively manage our inventories which declined almost 24% to $54.4 million from $71.1 million a year ago.  We must continue our focus on managing cash flow, careful expense management including SG&A, freight costs and personnel costs.”

“During the fiscal fourth quarter, the difficult global economic conditions continued to negatively impact our results.  During the quarter, sales in our Health Sciences segment declined 30.6% from the 2008 comparable quarter, largely the result of the difficult economic conditions causing some of our customers to delay product launches or adjust reorder patterns for existing products to account for changes in their customers buying patterns in the current economy.  This decrease was partially offset by an increase in sales in our nutritionals business. Sales in our Chemicals & Colorants business segment declined 27.9% compared to the 2008 comparable quarter, largely the result of declines in the sales of color pigments, aroma chemicals and sales into the surface coatings industry. Sales in our Crop Protection segment decreased 11.5% from the 2008 comparable quarter, the result of a decline in the sales of our sprout inhibitor products due to less potato acreage this growing season and decreased sales of an insecticide product which we divested in May, 2008.  These decreases were partially offset by our successful launch of Halosulfuron, and increased sales of Asulam.”

Updating the status of Aceto’s Strategic Initiatives, Mr. Schwartz commented:

●
Companion animal vaccines – We are pleased to report that we have completed the field safety testing and are now in the process of compiling all the data from the test so we can submit it to the USDA.  As a result, we believe that we have now complied with all of the testing requirements of the USDA.  While we remain confident, please be reminded that this is a regulatory review and while we are doing everything that we can to expedite the process, there can be no assurance given as to when the approval process will be 100% completed.

●
Entering the Japanese pharmaceutical market –We continue to move forward in Japan, progressing from the eight smaller trial orders we had been receiving initially and have now executed our first substantial, commercial order.  In response to what we see as an accelerating pace of acceptance of Aceto in a traditionally reluctant Japanese market, which we measure by the increasing number of companies that we are working with and sample requests that we receive, we have added to our resources and have hired a native Japanese chemist who will provide technical support in the Japanese market.  The market for pharmaceutical intermediates in Japan is second only to the US market and is more than 90% serviced by high priced domestic producers. Based on our results to date, we remain confident that we will be successful.

●
Finished dosage form generic drugs – We are pleased to announce that we have received orders for our second and third human generic drugs.  The first of these is Granisetron, an anti-nausea drug used by cancer patients undergoing chemotherapy treatment and the second is a prescription pain killer.  In addition, we completely sold our first shipment of Ondansetron and have recently received a second order for the product. We are enhancing our pipeline of products and have several products that we anticipate launching in fiscal 2010.

“In our Crop Protection business, we are pleased to announce that we have received an EPA registration for Glyphosate, the largest herbicide sold for both crop and non crop protection uses. We have several suppliers approved and plan to begin marketing the product in the 2010 growing season.  This marks the third EPA registration that we have received in the past several years, Asulam and Halosulfuron being the first two products which we have already successfully entered the market.”

“In addition to these three products, we have two other crop protection products which we have filed for EPA registrations (licenses to sell), qualified suppliers and have customers ready to purchase.  Based on the timeline that the EPA has for registration reviews, we believe that barring any unforeseen issues, we should receive the EPA registrations for these products shortly and launch these products in fiscal 2010. In addition, we are in the process of evaluating several other crop protection products and expect to file for additional EPA registrations by the end of fiscal 2010.”

“We have also received EPA approval for an additional new use for an existing Aceto proprietary product, Elast. This product, a fungicide currently used to protect pecans, has been approved by the EPA for use on peanuts, a much larger market.  We are working on identifying additional uses for the product on other varieties of nuts, such as on almonds.”

“The US market for generic crop protection products continues to grow as more and more branded products come off patent.  Aceto is uniquely positioned to capitalize on this trend by leveraging our core competencies (sourcing and regulatory support) and our financial strength and source these agrochemical products from China, which is the largest producer, by volume, of generic agrochemicals in the world.”

Mr. Schwartz concluded, “We ended the fourth quarter of fiscal 2009 with working capital of $124.7 million, no long-term bank debt and shareholders’ equity of $141.6 million.  This level of working capital provides us with the financial foundation strength to continue to move our Strategic Initiatives forward.  We remain optimistic about the Company’s long-term business prospects, with our core businesses serving as a solid foundation for future growth and not forgetting that we need to continue to focus on strong cost controls.”

CONFERENCE CALL

Leonard S. Schwartz, Chairman and CEO, Vincent Miata, President, and Douglas Roth, CFO, will conduct a conference call at 10:00 a.m. ET on Friday, September 11, 2009. Interested parties may participate in the call by dialing 800-447-0521 (847-413-3238 for international callers) – please call in 10 minutes before the call is scheduled to begin, and ask for the Aceto call (conference ID # 25217396).  The conference call will also be webcast live via the Investor Relations section of the Company’s website, www.aceto.com. To listen to the live call please go to the website at least 15 minutes early to register, download and install any necessary audio software.  The conference call will be archived on the Company’s website, and a recorded phone replay will also be available from 1:00 p.m. ET on Friday, September 11, 2009 until 5:00 p.m. ET on Monday, September 14, 2009.  Dial 888-843-8996 (630-652-3044 for international callers) and enter the code 25217396 for the phone replay.

ABOUT ACETO

Aceto Corporation, incorporated in 1947, is a global leader in the sourcing, quality assurance, regulatory support, marketing and distribution of chemically derived pharmaceuticals, biopharmaceuticals, specialty chemicals and crop protection products.  With a physical presence in ten countries, Aceto distributes over 1,000 chemicals and pharmaceuticals used principally as raw materials in the pharmaceutical, crop protection, surface coating/ink and general chemical consuming industries. Aceto’s global operations, including a staff of 26 in Shanghai and 14 in India are unique in the industry and enable its worldwide sourcing and regulatory capabilities. (ACET-F)

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on current expectations, estimates and projections of management. Aceto intends for these forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," or variations of such words are intended to identify such forward-looking statements. The forward-looking statements contained in this press release include, but are not limited to, statements regarding the Company’s strategic initiatives, including our competitive advantage, our future strength and prospects for long-term growth, the success of our field safety testing of vaccines for companion animals, selling into the Japanese pharmaceutical market, and receipt of EPA registrations and launch of three crop protection products in fiscal 2010, the launch of additional finished dosage form generic drugs and the growth of the US market for generic crop protection products.  All forward-looking statements in this press release are made as of the date of this press release, and Aceto assumes no obligation to update these forward-looking statements whether as a result of new information, future events or otherwise, other than as required by law.  The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements.  These uncertainties include, but are not limited to, the risk factors discussed in the Business and Management’s Discussion and Analysis sections in our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings are available at www.sec.gov.

For information contact:

Theodore Ayvas
Director of Corporate Communications
& Investor Relations
Aceto Corporation
(516) 627-6000
www.aceto.com

Aceto Corporation
Consolidated Statements of Income
(in thousands, except per share amounts)

	(unaudited)
	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net sales	$74,792	$104,703	$322,646	$359,591
Cost of sales	63,109	80,483	267,026	292,286
Gross profit	11,683	24,220	55,620	67,305
Gross profit %	15.62%	23.13%	17.24%	18.72%

Selling, general and
administrative expenses	10,653	12,498	43,574	45,422
Research and development expenses	-	(126)	153	506
Operating income	1,030	11,848	11,893	21,377

Other income, net of interest expense	441	279	839	812

Income before income taxes	1,471	12,127	12,732	22,189
Provision for income taxes	420	4,150	4,103	8,716
Net income	$1,051	$7,977	$8,629	$13,473

Net income per common share	$0.04	$0.33	$0.35	$0.55

Diluted net income per common share	$0.04	$0.32	$0.35	$0.54

Weighted average shares outstanding:
Basic	24,576	24,356	24,487	24,346
Diluted	24,982	24,788	24,978	24,800

Aceto Corporation
Consolidated Balance Sheet
(in thousands, except per-share amounts)

	June 30, 2009	June 30, 2008

Assets
Current Assets:
Cash and cash equivalents	$57,761	$46,515
Investments	541	548
Trade receivables: less allowances for doubtful
accounts: June 30, 2009 $976; and June 30, 2008 $477	46,996	68,220
Other receivables	9,361	4,819
Inventory	54,402	71,109
Prepaid expenses and other current assets	1,006	817
Deferred income tax asset, net	1,579	1,756

Total current assets	171,646	193,784

Long-term notes receivable	1,000	347
Property and equipment, net	4,249	4,307
Property held for sale	3,752	6,978
Goodwill	1,861	1,987
Intangible assets, net	11,518	5,421
Deferred income tax asset, net	2,366	4,098
Other assets	9,072	5,321

Total Assets	$205,464	$222,243

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$25,126	$43,480
Note payable - related party	-	500
Accrued expenses	20,739	19,948
Deferred income tax liability	1,072	1,070
Total current liabilities	46,937	64,998

Long-term liabilities	8,545	7,034
Environmental remediation liability	7,451	7,578
Deferred income tax liability	491	1,751
Minority interest	472	473
Total liabilities	63,896	81,834

Commitments and contingencies

Shareholders' equity:
Common stock, $.01 par value:
(40,000 shares authorized; 25,644 shares issued;
24,771 and 24,446 shares outstanding at
June 30, 2009 and June 30, 2008, respectively)	256	256
Capital in excess of par value	56,767	56,832
Retained earnings	85,450	81,778
Treasury stock, at cost:
(873 and 1,198 shares at June 30, 2009 and
June 30 2008, respectively)	(8,430)	(11,571)
Accumulated other comprehensive income	7,525	13,114
Total shareholders' equity	141,568	140,409

Total liabilities and shareholders' equity	$205,464	$222,243